                                  EXHIBIT 10.10

EXHIBIT 10.10. Letter of Intent from BuyItNow.com, Incorporated dated June 8,
2000

                                LETTER OF INTENT



                                     [LOGO]



                                  June 8, 2000

Netdirect Corporation International
6690 Shady Oak Road
Eden Prairie, Minnesota  55344

Attention:   Mr. Gregory A. Appelhof
             President and Chief Executive Officer

Ladies and Gentlemen:

         This letter summarizes the understanding between BuyItNow.com, Incorporated ("BIN") and Virtual Technology Corporation (d/b/a Netdirect Corporation International) ("ND"), with respect to the principal terms and conditions of BIN's proposal to enter into a transaction pursuant to which BIN would merge with and into, or be acquired by, ND as further described herein (the "Transaction"). For purposes of the Transaction, BIN is assumed to have a fully-diluted value of $350 million and ND is assumed to have a fully-diluted value of $93 million. Post-Transaction, the combined company is assumed to have a valuation of $443 million. Upon Closing (as defined in Section 9 below), BIN shareholders will own 79% and ND shareholders will own 21%, respectively, of the fully-diluted equity (as determined in accordance with the treasury method of accounting) of the combined company (the "Surviving Corporation"). The Transaction is subject to ND's due diligence investigation and receipt of an independent appraisal. Because this letter is being submitted prior to a detailed review by each party of the other's respective businesses and assets, this proposal is subject to a thorough due diligence examination by BIN and ND and to the approval of their respective boards of directors. The general terms and conditions of the proposed Transaction are as follows:

         1. The Transaction. In order to timely effect closing of the Transaction, ND's Board of Directors would create a special class of convertible preferred stock for issuance to BIN's shareholders and option and warrantholders in exchange for all of the outstanding capital





Netdirect Corporation International

June 8, 2000
Page 2


stock, and options and warrants to acquire capital stock, of BIN. This convertible preferred stock would have the same rights and preferences as ND's outstanding common stock, except that the convertible preferred stock would give BIN's shareholders the same voting power of ND's outstanding capital stock on a fully-diluted basis as provided for BIN above on all shareholder matters. Within thirty (30) days of the Closing, ND shall prepare and file with the U.S. Securities and Exchange Commission (the "SEC") a proxy statement, and within thirty (30) days of SEC approval of its proxy statement, ND would call a shareholder meeting for the purpose of increasing the number of authorized shares of its common stock so that the preferred stock issued (or issuable upon exercise of options and warrants) to the BIN shareholders can (and by its terms, will automatically be) converted into a number of shares of ND common stock representing, as of the Closing, the same percentage of ND's outstanding common stock as described for BIN above on a fully-diluted basis. Thereafter, BIN shall immediately merge with and into ND, and ND shall be the surviving corporation in accordance with applicable state law (the "Merger"). The ND preferred and common shares will be issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. The Transaction shall be structured to accomplish a tax-free transaction for BIN, ND and their respective shareholders and option and warrantholders.

         2. Recapitalization of Surviving Corporation. Immediately following the Merger, the Surviving Corporation shall seek to recapitalize its balance sheet, including the implementation of a reverse stock split of at least 1 for 5 (or such other ratio as agreed to by the Board of Directors).

         3. Newco Warrants. Within thirty (30) days of Closing, the Surviving Corporation shall grant to former employees and officers of BIN, and to employees and officers of ND, 10-year common stock purchase warrants to purchase up to an agreed number of shares of the Surviving Corporation's common stock. Such warrants shall have an exercise price equal to $0.50 per share (or such other agreed to exercise price), and such warrants shall vest in equal annual installments based on continued employment with the Surviving Corporation over three (3) years whereby one-third (1/3) shall vest at Closing (as defined below). The warrants shall be subject to certain "change of control" provisions whereby such warrants shall vest upon the sale of substantially all of the assets or more than fifty percent (50%) of the common equity of the Surviving Corporation.








Netdirect Corporation International
June 8, 2000

         4. Registrable Rights. During the five years commencing 24 months after the Closing, a majority in interest of the former BIN shareholders and the executive officers of the Surviving Corporation can demand that ND register their shares (including shares underlying options and warrants), unless such shares are freely marketable pursuant to SEC Rule 144 or a similar exemption from registration of such shares to be sold pursuant to such Rule 144 or a similar adopted SEC rule. ND shall utilize commercially reasonable efforts to keep in effect such registration statement until the shares are sold.

         5. Lock-Up Agreement. For a period commencing on the Closing date and continuing through and including one (1) year thereafter, BIN and ND insiders comprising current BIN and ND executive officers, directors and 5% or greater shareholders shall agree to a lock-up with respect to any sale, short-sale, and "hedge" of their shares. However, this lockup period shall be shortened to the lesser of 180 days or the balance of the above one-year period for any of ND's current executive officers that do not continue in the employ of the Surviving Corporation for the full year following the Closing.

         6. Transaction Costs. BIN and ND shall each pay their respective costs associated with the Transaction, including attorney, financial advisory, investment banking, finders fees and brokerage commissions of any kind. However, BIN shall pay the filing fees, if any, for review of the Transaction and Merger by the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act (the "HSN Filing Fees"). Notwithstanding the foregoing, ND shall be responsible and shall promptly reimburse BIN for any HSN Filing Fees paid by BIN on behalf of ND if the Closing does not occur due to a material breach of any representation or warranty made by ND in the Definitive Agreement referred to in
Section 15 below.

         7. Board of Directors. There shall be a eleven (11) member board of directors, eight members of which shall be designated by BIN and three members by ND. As a condition of Closing, the principal shareholders of BIN and ND shall enter into a voting agreement to effectuate the foregoing.

         8. Employment Agreement(s). ND shall negotiate employment agreements with certain "key" executives of both BIN and ND on terms that are mutually agreeable between the parties.







Netdirect Corporation International
June 8, 2000
Page 4

         9. Closing. The "Closing" refers to the issuance of the convertible preferred stock to BIN's shareholders and is intended to occur on or before July 31, 2000. The parties shall use "best efforts" to complete definitive documentation of the Transaction and subsequent Merger. Any final, definitive agreement, however, shall be subject to completion of due diligence by both parties (to be completed on or before July 31, 2000), BIN and ND board of directors' approval, ND and BIN shareholder approvals, if required, and regulatory approvals (if any).

         10. Access and Information. Prior to the execution of the definitive agreement, each party will provide the other and its representatives with reasonable access to the books, records, facilities and personnel of their company, and permit its respective representatives to review the business, assets and operations of each respective company. Each of the parties agrees to provide the other with information reasonably requested by it regarding such business, assets and operations.

         11. Conduct of Business; Notification. During the period in which this letter of intent remains in effect, each party will use reasonable efforts to conduct its business and operations in the usual and ordinary course and will use reasonable efforts to preserve the goodwill thereof and to encourage its key employees and customers to continue their relationships with their respective company. From the last date of signature below until the closing of the transaction contemplated hereby (or earlier termination of this letter of intent), each party will notify the other in writing within five business days of any material adverse change in the business or operations of their respective company. ND shall use its best efforts between the date hereof and the Closing to effect a settlement of its disputes with Lycos, Inc. and Cnet, Inc.

         12. Consents. The contemplated transaction shall be conditioned upon obtaining all required consents, including prior approval of any requisite federal, state or local regulatory agencies, or of any customer, lender or lessor of each party.

         13. Confidentiality. The parties hereto agree that the existence and contents of this letter and the nature and status of the transaction and related matters described in this letter are confidential and subject to the Mutual Confidentiality Agreement dated on or about April 30, 2000. In addition, the parties hereto agree to hold in confidence all information learned or discovered during the course of negotiations. The timing and content of any announcements,






Netdirect Corporation International
June 8, 2000
Page 5
press releases or other public statements concerning the proposed acquisition will occur upon, and be determined by, mutual agreement and consent of the parties. The foregoing notwithstanding, nothing herein shall prohibit any party from making any public disclosure regarding this letter and the nature and status of the transaction contemplated herein if in the opinion of counsel to such party such disclosure is required under applicable laws.

         14. Expenses; Finders' Fees. Except as otherwise provided in this letter, each party hereto shall bear its own costs and expenses associated with the transaction contemplated hereby. Each party represents to the other that there are no agents' or finders' fees due in connection with the transaction contemplated hereby except for a fee owing by ND upon Closing to Graybox LLC (to the extent paid in equity, such fee shall proportionate dilute the BIN and ND interests Post-Transaction), which fee and any underlying agreement shall be subject to BIN's reasonable and prior approval. Each party agrees to indemnify, defend and hold harmless the other (and its affiliates) from any and all claims or liabilities from any breach of the foregoing representation, including any legal or other expenses incurred in connection with the defense of any such claims.

         15. Definitive Agreement. The terms and provisions governing the transaction described herein are subject in all respects to, and will be contained in, a definitive agreement to be negotiated in good faith by the parties hereto by July 31, 2000 that will contain conditions customary in transactions of this type for legal, tax, accounting and other relevant purposes ("Definitive Agreement"). The completion of the transaction contemplated by this letter will be subject to receipt of approval by BIN and ND from their respective Board of Directors and shareholders, if required, of the Definitive Agreement prior to the Closing. The Definitive Agreement may provide that a condition of Closing is ND's receipt of at least $2 million of additional equity funding on or after the date of this letter and a best efforts commitment from an acceptable source thereafter to seek an additional $3 million of additional equity funding.

         17. No Shop Agreement. For the purpose of this section, "Acquisition Proposal" shall mean any offer or proposal relating to any "Acquisition Transaction." "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this letter involving: (A) any acquisition or purchase from a party hereto by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of such party or any of its respective subsidiaries or any tender offer or




Netdirect Corporation International
June 8, 2000
Page 6
exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of such party or any of its respective subsidiaries or any merger, consolidation, business combination or similar transaction involving such party pursuant to which the stockholders of such party immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of such party; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of such party.

         (a) For a period extending through the earlier of (i) July 31, 2000,
(ii) the date of execution of the Definitive Agreement or (iii) the date that BIN notifies ND in writing that BIN is abandoning the proposed Transaction (the "Exclusivity Period"), ND shall not, and shall not authorize or permit any of its officers, directors or any investment banker, financial advisor, or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that if, at any time prior to Closing, the Board of Directors of ND determines in good faith, based on the advice of ND's outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the ND shareholders under applicable law, ND, in response to a written Acquisition Proposal that (I) was unsolicited or that did not otherwise result in a breach of this paragraph, and (II) is reasonably likely to lead to an Acquisition Transaction on terms proposed that provides a greater value to the stockholders of ND than the Transaction (a "ND Superior Proposal"), may upon prior written notice to BIN (x) furnish non-public information with respect to ND to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal.

         (b) During the Exclusivity Period, BIN shall not, and shall not authorize or permit any of its officers, directors or any investment banker, financial advisor, or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to






Netdirect Corporation International
June 8, 2000
Page 7


lead to, a material Acquisition Proposal or (ii) participate in any discussions or negotiations regarding a material Acquisition Proposal, which in BIN's reasonable judgment would prohibit the Closing from being consummated on or before July 31, 2000, or result in a lower assumed valuation of ND; provided, however, that if, at any time prior to the Closing, the Board of Directors of BIN determines in good faith, based on the advice of BIN's outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the BIN shareholders under applicable law, BIN, in response to a written Acquisition Proposal that (I) was unsolicited or that did not otherwise result in a breach of this paragraph, and (II) is reasonably likely to lead to a material Acquisition Transaction on terms proposed that provides a greater value to the stockholders of BIN than the Transaction (a "BIN Superior Proposal"), may upon prior written notice to ND (x) furnish non-public information with respect to BIN to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal.

         (c) During the Exclusivity Period, the Board of Directors of ND shall not (1) approve or recommend, or propose to approve or recommend, an Acquisition Proposal that is not a ND Superior Proposal or (2) cause ND to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Acquisition Proposal that is not a ND Superior Proposal unless the Board of Directors of ND shall have determined in good faith, based on the advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duty to ND's stockholders under applicable law.

         (d) During the Exclusivity Period, the Board of Directors of BIN shall not (1) approve or recommend, or propose to approve or recommend, an Acquisition Proposal that is not a BIN Superior Proposal or (2) cause BIN to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Acquisition Proposal that is not a BIN Superior Proposal unless the Board of Directors of BIN shall have determined in good faith, based on the advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duty to BIN's stockholders under applicable law.

         (e) The parties acknowledge and agree that the monetary damages to each party in the case of a breach by the other of this paragraph 16, or the consummation of an Acquisition Transaction are difficult to quantify and, therefore, each party agrees that if the provisions of this paragraph 16 are breached by it or if the other consummates an Acquisition Proposal (whether permitted by paragraph 16 or otherwise), then the party consummating the





Netdirect Corporation International
June 8, 2000
Page 8


Acquisition Proposal shall pay the other party $5 million within five (5) days of demand. Notwithstanding the foregoing, each party shall be entitled to seek injunctive relief to prevent or cure a breach of this paragraph 16 and to enforce specifically the terms and provisions of this paragraph 16.

          18. Legal Effect. It is understood that this is a non-binding letter of intent only and, while the parties hereby agree to negotiate in good faith the terms of the Definitive Agreement, neither of the parties has any legal obligation to the other as a result of this letter except with respect to the agreements contained in paragraphs 10, 11, 13, 14 and 16 above. Accordingly, except to the extent set forth in the preceding sentence, this letter does not constitute a binding agreement, nor does it constitute an agreement to enter into an agreement. The signing of this letter of intent does not foreclose any party from raising additional issues within its parameters.

         If you are in agreement in principle with the terms and conditions of the proposal herein, please so acknowledge by executing an original of this letter and returning it to the undersigned. This letter of intent may be executed in several counterparts, each of which shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

[continued on next page]



         We look forward to working with you and developing and executing the formal legal documents necessary to accomplish the proposed transaction.

                                   Very truly yours,

                                   BUYITNOW.COM, INCORPORATED
                                   a Delaware corporation


                                   By  /s/ Daniel M. Yukelson
                                     -------------------------------------------
                                       Daniel M. Yukelson
                                       Executive Vice President and
                                       Chief Financial Officer


VIRTUAL TECHNOLOGY CORPORATION
(d/b/a Netdirect Corporation International) a Minnesota corporation


By  /s/ Gregory A. Appelhof
  -------------------------------------------
    Gregory A. Appelhof
    President and Chief Executive Officer